Exhibit 10.6

EXECUTION VERSION

AMENDED AND RESTATED PERSHING SQUARE TERM SHEET
FOR LONG-TERM INCENTIVE COMPENSATION PLAN

This Amended and Restated Term Sheet (the “Agreement”), effective as of April 28, 2026 immediately prior to the initial public offering of Pershing Square Inc. (the “Effective Date”), amends and restates the Pershing Square Term Sheet for Long-Term Incentive Compensation Plan, dated as of April 17, 2017 (as amended on May 25, 2021, December 29, 2021 and May 31, 2024, such amendments the “Prior Amendments” and, collectively, the “Prior Agreement”), entered into by and between Pershing Square (as hereinafter defined) and the undersigned parties thereto. Capitalized terms have the meanings given to those terms in Section 1 (“Defined Terms”).

WHEREAS, immediately prior to the Effective Date, the long-term incentive compensation of the Participants (as hereinafter defined) was governed by the Prior Agreement;

WHEREAS, pursuant to Section 27.4 (Amendments) of the Prior Agreement, the Prior Agreement may be amended by Pershing Square with the consent of a majority in interest based upon the Permanent Profits Interests of each group of similarly situated Participants that are similarly affected, excluding Founder (collectively, the “Required Participants”); and

WHEREAS, as of the Effective Date, Pershing Square and the Required Participants agreed and consented to further amendments to the Prior Agreement (the “Effective Date Amendments”); and

WHEREAS, Pershing Square and the Required Participants desire to amend and restate the Prior Agreement in its entirety to reflect the Prior Amendments and the Effective Date Amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Prior Agreement is amended and restated in its entirety as follows:

1.	Defined Terms
“Active Participant” means a Participant (as hereinafter defined) during the period (A) commencing on the date on which such Participant is (or was) initially granted Participating Profits Interests (as hereinafter defined) and (B) ending on the Termination Date (as hereinafter defined).

“Activist Investor” means any Person (as hereinafter defined) who (a) is in the business of investing in the securities of Persons whose securities are publicly traded, (b) utilizes funds entirely or partially provided to it by other Persons (excluding Immediate Family), (c) directly or indirectly receives compensation from such other Persons in respect of such business and (d) holds itself out as having an investment strategy that involves, as the principal focus of such strategy, investing in publicly traded securities of Persons and, with respect to such Persons, effectuating corporate change, either working alone or in conjunction with other investors, by taking non-passive investment activities that are commonly characterized as activist techniques (which may include, without limitation, actively working with management or proposing a restructuring, recapitalization, sale, or other change in strategic direction, seeking potential acquirers, engaging in proxy contests, making tender offers or changing management). For the avoidance of doubt and without limiting the generality of the forgoing, any Participant (and/or his or her Affiliates) who (A) invests individually or through a Person controlled by such Participant utilizing funds that are not entirely or partially provided to him or her by other Persons or (B) does not directly or indirectly receive compensation for his or her services shall not, in either case, be considered an Activist Investor.

“Affiliate” shall have the meaning assigned to such term under the U.S. Securities Act of 1933, as amended.

“Another Competing Business” means, any Person who (a) is in the business of investing, (b) utilizes funds entirely or partially provided to it by other Persons (excluding Immediate Family), (c) directly or indirectly receives compensation from such other Persons in respect of such business, and (d) holds itself out as having an investment strategy that is similar to the strategy of any fund or account managed or advised at the relevant time by any Pershing Square Management Entity (but excluding the strategy of investing in public market securities without any intention to effectuate corporate change (i.e., passive long-only equity and long/short equity investing strategies)).

“Applicable Percentage” means:

(i) with respect to a Participant who is Terminated without Cause, Terminates with Good Reason or upon death or Permanent Disability, an amount equal to the greater of (A) a percentage, the numerator of which is the number of days that such Participant was an Active Participant during the calendar year of such Termination and the denominator of which is 365 and (B) thirty-three and one-third percent (33⅓%);

(ii) with respect to a Participant who Terminates upon Retirement, an amount equal to the greater of (A) a percentage, the numerator of which is the number of days that such Participant was an Active Participant during the calendar year of such Termination and the denominator of which is 365 and (B) (x) twenty-five percent (25%) for Participants other than those holding Class A Interests or (y) thirty-three and one-third percent (33⅓%) for Participants holding Class A Interests; and

(iii) with respect to Founder in the calendar year of a Founder Departure Date, a percentage, the numerator of which is the number of days in such calendar year up to and including the Founder Departure Date and the denominator of which is 365.

“AUM” means, with respect to any Person, as of any measurement date, the fair market value of assets such Person manages, on a fee-paying basis, for its clients as reported by such Person to its clients on a net basis (excluding any leverage incurred or fees or expenses owed in respect of its clients).

“AUM Threshold” means $1,000,000,000, as adjusted on December 31 of each year based on the increase (if any) of the CPI (as hereinafter defined) for such year; provided, that the AUM Threshold shall exclude any investment by the Participant for whom the determination of engagement in a Competing Activity is being made.

“Available Cash” means, with respect to any Participating Profits Entity, the amount of cash held by such Participating Profits Entity reduced by the amount of cash that the CEO (as hereinafter defined) determines, in good faith, consistent with past practice, and in consultation with the CFO (as hereinafter defined) or CLO (as hereinafter defined), should not be distributed from such Participating Profits Entity, taking into account estimated operating expenses, projected revenues and reserves for estimated expenses, liabilities or contingencies and any other factors the CEO deems relevant.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Cause” means the occurrence of any of the following events with respect to a Participant:

(i)   a conviction for, or plea of guilty or nolo contendere to, a crime (A) constituting a felony under U.S. federal or state law or (B) which would have constituted a felony under U.S. federal or state law if the events giving rise to such crime had occurred in the United States; provided, however, that any Participating Profits Interests or Total Points (as hereinafter defined) forfeited upon a Termination with Cause pursuant to the foregoing shall be reinstated if such conviction is reversed or vacated;

(ii)  (a) an entry of an order, duly issued by any U.S. state or federal regulatory authority having jurisdiction over Pershing Square, (b) a finding by any regulatory or self-regulatory organization, in both cases (a) and (b), to the effect that the Participant has violated any U.S. federal or state securities law having scienter as an element, (c) entering by the Participant or Pershing Square into a consent decree or settlement with such regulatory or self-regulatory organization in connection with any violation by the Participant of any U.S. federal or state securities law having scienter as an element (regardless of whether admitting or neither admitting nor denying, in either case, such violation), in each case of (a) through (c), that has the effect of enjoining, suspending or barring the Participant, for one year or more, from being associated with Pershing Square or any line of business engaged in by Pershing Square at the relevant time or has in the future at the time of the applicable Termination;

(iii) a breach of any written agreement with Pershing Square or any written policy or procedure of Pershing Square applicable to the Participant, which breach has a material adverse effect on Pershing Square;

(iv) a breach of (a) Section 17.1 (“Non-Hire of Employees”), (b) Section 17.2 (“Non-Solicitation of Investors”), (c) Section 17.3 (“Non-Disparagement”) and/or (d) Section 17.4 (“Confidentiality”), which, in each case of (a) through (d), has a material adverse effect on Pershing Square;

(v)  engagement in willful misconduct that is demonstrably and materially financially injurious to Pershing Square; provided, that no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of Pershing Square; or

(vi)  commencing any Governance-Related Legal Proceedings (as hereinafter defined);

Notwithstanding the preceding paragraphs of this definition, the events set forth in (i), (ii), (iii) and (v) above shall apply only if the relevant event occurred while the particular Participant was an Active Participant.

“CCO” means the chief compliance officer of the Management Company or applicable Participating Profits Entity then holding that position.

“CEO” means the chief executive officer of the Management Company or applicable Participating Profits Entity then holding that position.

“CFO” means the chief financial officer of the Management Company or applicable Participating Profits Entity then holding that position.

“CFO Letter” means a letter furnished by the CFO to a Participant attesting to the accuracy in all material respects of the allocations and distributions made to such Participant during the immediately preceding calendar year.

“Class A Interests” means interests that may be established by Pershing Square and held by a Participant that shall entitle the holder thereof to a different schedule in respect of his or her Tenure Factor, as set forth in Schedule 1 (“Tenure Factor”), Total Points, as set forth in Schedule 2 (“Total Points”), and TVE Tenure Factor, as set forth in Schedule 5 (“TVE Tenure Factor”), but otherwise shall entitle the holder thereof to rights and obligations identical to the rights and obligations of any other interests held by a Participant (other than Founder) pursuant to this Term Sheet.

“Client, Investor or Entity” means, with respect to a Participant, any Person that is or was a client or investor in any member of the Group (as hereinafter defined) during the period of such Participant’s partnership or employment relationship with the Group.

“CLO” means the chief legal officer of the Management Company then holding that position.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100, as published by the Bureau of Statistics of the U.S. Department of Labor (or if the publication of such Consumer Price Index is discontinued, a comparable index similar in nature to the discontinued index which clearly reflects that diminution (or increase) in the real value of the purchasing power of the U.S. dollar reported for the calendar year in question).

“Committee” means an ad hoc committee consisting of the Founder, so long as he is a member of the Managing Member, and any other members of the Managing Member who are Active Participants  (each, a “Committee Member”). If a Committee Member is (a) the subject of a Committee Decision (as hereinafter defined) or (b) otherwise has a conflict of interest (as determined reasonably by the CEO or, with respect to the CEO, by a majority of the other members of the Managing Member) with respect to such Committee Decision (a “Conflicted Member”), then, in each case, such Conflicted Member shall not be entitled to vote with respect to such Committee Decision (other than Founder who, for the avoidance of doubt, shall be entitled to vote at all times prior to his Departure), and an alternate member shall be selected to temporarily join the Committee, for the purpose of voting on such Committee Decision, by the majority vote of the members of the Managing Member (excluding the Conflicted Member). For the avoidance of doubt, the functions of the Committee shall be limited solely to any determination of Cause pursuant to Section 9.2.1 (“Termination with Cause”) or any determination of Permanent Disability pursuant to Section 9.6 (“Termination upon Permanent Disability”).

“Committee Decision” means a determination with respect to any matter put to the Committee for determination. Any Committee Decision shall require a favorable vote of at least two thirds (⅔) of the Committee Members; provided, that, while Founder is a Committee Member, Founder is in the majority with respect to any decision that is adverse to a Participant (i.e., while Founder is a Committee Member, Founder shall have veto power over all Committee Decisions that are adverse to a Participant).

“Competing Activity” means, with respect to a Participant:

(i)   with respect to the period from such Participant’s Termination Date through the first anniversary thereof, any action taken in connection with organizing, preparing to organize, joining, preparing to join or marketing any Competing Business Activity (as hereinafter defined), or otherwise engaging in any Competing Business Activity; or

(ii)  with respect to the period from the date immediately following the first anniversary of such Participant’s Termination Date through the tenth anniversary of the Termination Date, engaging in any Competing Business Activity related to any business that:

(a)   is an Activist Investor; or

(b)  is Another Competing Business, if Participant began providing services to such Another Competing Business on or after the date that a Pershing Square Management Entity entered into the same line of business; or

(c)  has AUM greater than or equal to the AUM Threshold on the date of the commencement of any such Competing Business Activity; or

(d)  has an average AUM greater than or equal to the AUM Threshold, calculated over any thirty (30) consecutive day period.

“Competing Business Activity” means, with respect to a Participant, rendering any services, including without limitation, (i) investment services, asset management services or financial advisory services or (ii) legal services, accounting services, marketing services or information technology services, in each of cases (i) and (ii), of any type (including any family office not owned by such Participant) in any capacity (including, without limitation, as a consultant or service provider) for other Persons (excluding Immediate Family) and for which the Participant directly or indirectly receives compensation for such services; provided, that the services in clause (ii) above must be rendered to Persons that are in the business of asset management.

“Confidential Information” means information (in whatever form in which such information is received, which includes, without limitation, information known to a Participant or that is stored in documents, text, text messages, pictures, voice recordings, etc.) concerning Pershing Square’s business, financial condition, operations, assets and liabilities or prospects as well as personal information about Founder, his Immediate Family Members or any Participant, that, in each case, is confidential, proprietary or otherwise not publicly available, including, without limitation, the proceedings and outcome of any arbitration entered into under the terms of this Term Sheet, any contracts, agreements or understandings between Pershing Square and any counterparty, the identity of, and tax, financial, and investment information concerning, Clients, Investors or Entities, the details of Pershing Square’s relationships with any Client, Investor or Entity including any side letters, policies and procedures, investment performance, trading programs, trading strategies or any positions held, contemplated positions, methods of doing business, business and strategic plans and proposals, the substance of any conversations within Pershing Square concerning the analysis undertaken, actions taken or opinions expressed by Pershing Square personnel, offering memoranda, marketing materials, research reports, budgets and projections, personnel records, electronic mail and/or facsimiles, financial records, any non-public information received by Pershing Square on a confidential basis, proprietary technology, uses and techniques utilized within Pershing Square, including source code, related algorithms, the form and format of output, and their use and application within Pershing Square and other valuable competitively sensitive non-public information of Pershing Square and any Client, Investor or Entity, the use or disclosure of which would be contrary to the interests of Pershing Square.

“Departure,” “Depart” and capitalized variations thereof shall refer to the departure of Founder upon the Founder Departure Date.

“Disparaging Remarks” means any remarks, comments or statements that impugn the character, honesty, integrity, morality, business acumen or abilities of a Person.

“Family Vehicles” means any Person that Founder and/or his Immediate Family Members have created or organized, or may in the future create or organize, including for reasons of personal preference, tax planning, estate planning and for any other reason deemed appropriate by Founder or any of his Immediate Family Members.

“Founder” means William A. Ackman.

“Founder Departure Date” means (i) with respect to a voluntary resignation or retirement by Founder, the effective date of such voluntary resignation or retirement, (ii) with respect to Permanent Disability of Founder, the date of the Committee Decision that Permanent Disability of Founder has occurred and (iii) with respect to death of Founder, the date of Founder’s death.

“Founder Profits Interests” means, collectively, Founder’s and his Family Vehicles’ existing profits interests in a Participating Profits Entity.

“Founder Sunset Start Date” means January 1st of the calendar year following the calendar year in which the Founder Departure Date occurs; provided, that, notwithstanding anything in this Term Sheet to the contrary, if Founder Terminates upon retirement and such retirement date falls within the first quarter of a calendar year, the Founder Sunset Start Date shall be January 1st of the calendar year in which such Founder Departure Date occurs.

“Good Reason” means, with respect to a Participant, (i) a material and not temporary (e.g., as opposed to a project or a period where an employee otherwise reporting to such Participant would report to someone else at Pershing Square) reduction of the Participant’s duties, authorities, responsibilities, reporting relationships (which, for the avoidance of doubt, include both to whom the Participant reports and who reports to the Participant), role or position (which, for the avoidance of doubt, shall not include such a reduction during a regulatory, governmental and/or Pershing Square internal investigation (which internal investigation, solely for purposes of this definition, will not last more than 120 days) into whether such Participant’s actions constituted a violation of law, which, if such Participant were found guilty of such violation, would be reasonably likely to constitute Cause), and/or (ii) Pershing Square’s material breach of this Term Sheet.

“Governance-Related Legal Proceedings” means any legal action (including, without limitation, arbitration) initiated or joined by any Participant in connection with any Material Transaction Decision or any other decision that is subject to the sole discretion of the Founder, the Managing Member or the CEO pursuant to this Term Sheet, including, without limitation, a decision to exercise or not exercise veto rights upon a Committee Decision; provided, that the foregoing shall not include a legal action to enforce any such Participant’s rights arising under the terms of this Term Sheet.

“GP” means, collectively, Pershing Square GP, LLC, and the general partner entity of each of the Pershing Square funds.

“GP Profits Interests” means the Participating Profits Interests corresponding to a percentage of the performance-based allocations earned by the GP in each year.

“Group” means, for purposes of this Term Sheet, (x) Pershing Square, any other entity of which the managing member or general partner is, or is owned or controlled by, Founder or the Managing Member, and their respective direct and indirect parents, subsidiaries, Affiliates, and any fund, investment vehicle, or account managed or advised by any of the foregoing, whether now existing or hereinafter formed, and (y) the successors and assigns of each of the entities referred to in clause (x).

“Immediate Family Member” means, with respect to any Person, any of such Person’s former, current or future (as of the time of determination of any Immediate Family Member Employment under Section 15.2 (“Immediate Family Member Employment”)) sons, daughters, sons-in-law, daughters-in-law, spouse, parents and siblings.

“Immediate Family Member Employment” means Pershing Square’s employment of any of Founder’s Immediate Family Members.

“Initial Grant Date” means, with respect to a Participant, the date on which such Participant was first granted a right to receive a portion of the Performance-Based Net Profits and/or GP Profits Interests, as set forth in such Participant’s Schedule A attached hereto.

“Invested Amount” means, with respect to a Participant, any investment by such Participant in any private fund or private investment vehicle managed by Pershing Square.

“IPO” means initial public offering.

“Management Company” means Pershing Square Capital Management, L.P.

“Managing Member” means Pershing Square Management, LLC.

“Material Transaction Decisions” means: (i) any decisions relating to: (a) transactions with respect to any Participating Profits Entity(ies) (for the avoidance of doubt, which is different from any transaction pursued or engaged in by a Pershing Square fund or account) that could be reasonably expected to have a material adverse (direct or de facto) effect on the Participants, (b) Terminal Value Events or (c) any material expense of any Participating Profits Entity that is outside the ordinary course of business consistent with past practice; and (ii) the decisions described under Section 15 (“Other Compensation of Participants”).

“Net Profits” means, collectively, (i) Performance-Based Net Profits, (ii) GP Profits Interests and (iii) without duplication, any other net revenues and/or income of a Participating Profits Entity.

“Non-Participants” means Persons who are not Participants in the Plan.

“Non-Participating Profits Interests” means the right to receive a portion of the gross revenues or the profits, in either case, derived from the performance-based allocations, performance-based fees and/or management or asset-based fees earned by Pershing Square that are granted to Non-Participants. For the avoidance of doubt, Non-Participating Profits Interests shall not be considered Participating Profits Interests for purposes of this Term Sheet.

“Participant” means each Person selected by the Managing Member, in its sole discretion, to receive a Participating Profits Interest under the Plan and who has entered into this Term Sheet.

“Participating Profits Entity” means each individual entity enumerated in the definition of “Pershing Square” (other than Pershing Square Holdco, L.P., the Management Company, PS Partner Group or the Managing Member or any successors to the foregoing) that has issued Participating Profits Interests.

“Participating Profits Interests” means the interests granted to Participants under this Term Sheet in Pershing Square Management Entities. For the avoidance of doubt, no interests in Pershing Square Holdco, L.P., the Management Company, PS Partner Group or the Managing Member or any successors to the foregoing shall be Participating Profits Interests.

“Partnership Agreements” means, collectively, the final partnership agreement(s) and limited liability company agreement(s) of the Participating Profits Entities that have issued and outstanding Participating Profits Interests.

“Performance-Based Net Profits” means amounts payable to CompCo by the Management Company attributable to the gross revenues derived from performance-based fees received by the Management Company minus expenses of CompCo (for example, audit expenses).

“Permanent Disability” means, with respect to a Person, that such Person has (a) been unable to substantially perform the essential functions of his or her duties to Pershing Square, with or without reasonable accommodation, for a period of one hundred and eighty (180) consecutive days or two hundred seventy (270) days out of any three hundred and sixty five (365) consecutive days or (b) been declared incompetent by a court of competent jurisdiction.

“Permanent Profits Interests” means Permanent Profits Interests as specified in Schedule 2 (“Total Points”).

“Pershing Square” means, collectively, the Management Company, the GP and their respective Affiliates engaged in investment advisory business (which, for the avoidance of doubt, shall exclude Table Holdings Management, LLC, and any fund entity).

“Pershing Square Management Entity” means each individual entity included within the definition of “Pershing Square.”

“Pershing Square Persons” means the Pershing Square Management Entities or any Person controlling any of them, including, without limitation, the Managing Member. Notwithstanding that Participants hold Participating Profits Interests, Sunset Profits Interests and/or Permanent Profits Interests in Pershing Square, no such Participant shall be deemed to be a Pershing Square Person.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including, without limitation, any governmental entity or any department, agency or political subdivision thereof).

“Plan” means the long-term incentive compensation plan of Pershing Square set forth in this Term Sheet.

“Prospective Client, Investor or Entity” means, with respect to any Participant, any Person that, as of such Participant’s Termination Date, such Participant knows is reasonably expected to become (provided, that such Participant shall be presumed to have such knowledge if he or she attended one or more meetings, within the six (6) months prior to such Participant’s Termination Date, with any member of Pershing Square’s investor relations team and any representative of such Person regarding such Person’s potential investment in Pershing Square) a client or investor in any member of the Group or an entity for which any member of the Group acts as an investment advisor.

“PS Partner Group” means Pershing Square Partner Group, LLC, or any successor.

“Retirement” means, with respect to any Participant, any voluntary Termination by such Participant following the 10-year anniversary of such Participant’s Initial Grant Date.

“Rules” means the Commercial Arbitration Rules (except as modified in Section 28.1 (“Arbitration Procedures”)) of the American Arbitration Association and with the Expedited Procedures thereof, taken collectively.

“Separation Agreement” means a separation agreement in a form attached to this Term Sheet as Exhibit A.

“Start Date” means, with respect to any Participant, the date as of which such Participant executes this Term Sheet or executed the Prior Agreement (i.e., the date on which the Participant begins or began to participate in the Plan).

“Sunset Profits Interests” means Sunset Profits Interests as specified in Schedule 2 (“Total Points”).

“Sunset Start Date” means January 1st of the calendar year following the calendar year in which the Termination Date occurs; provided, that, notwithstanding anything in this Term Sheet to the contrary, if a Participant Terminates upon Retirement and such Participant’s Termination Date (determined pursuant to Section 9.3 (“Termination upon Retirement”)) is the first quarter-end of a calendar year, such Participant shall have his or her Sunset Start Date be January 1st of the calendar year in which such Termination Date occurs solely with respect to such Participant’s Sunset Profits Interest.

“Tax Distribution” to a Participant means, with respect to any Participating Profits Entity for any fiscal quarter, an amount equal to the product of (i) the estimated net taxable income allocable to such Participant for such fiscal quarter through such Participating Profits Entity, as estimated pursuant to the terms of the organizational document of the applicable Participating Profits Entity, and (ii) the Tax Rate.

“Tax Rate” means the highest marginal combined U.S. federal, state, and local tax rates for an individual resident of New York, New York applicable to income and gain attributable to the Participating Profits Entity, taking into account (where relevant) the holding period of investments, the taxable year in which the taxable net income or gain is recognized, the character of such income or gain, and the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes (and any limitations thereon, including pursuant to Section 68 of the U.S. Internal Revenue Code of 1986, as amended). For the avoidance of doubt, “Tax Rate” shall be determined without regard to the actual circumstances of any particular person.

“Tenure-Adjusted Profits Interests” means, with respect to any Participant, such Participant’s Participating Profits Interests as of his or her Termination Date multiplied by the Tenure Factor (see Schedule 1).

“Tenure” means, with respect to any Participant, the number of full years since such Participant’s Initial Grant Date.

“Tenure Factor” means the Tenure Factor as specified in Schedule 1 (“Tenure Factor”).

“Term Sheet” means this Pershing Square Term Sheet for Long-Term Incentive Compensation Plan.

“Terminal Value Event” means any of the following that occur after April 28, 2026 with respect to a Participating Profits Entity that has issued and outstanding Participating Profits Interests at such time: (i) the sale or Transfer (excluding Transfers described in Section 13.2 (“Permitted Transfers”) and Section 13.3 (“Involuntary Transfers”)) of all or any portion of such Participating Profits Entity’s equity interests (including any right to receive all or any portion of the revenues of such Participating Profits Entity not in consideration for services rendered (e.g., placement agent agreements)), other than the issuance of Non-Participating Profits Interests or Participating Profits Interests, (ii) an initial public offering of such Participating Profits Entity, (iii) any merger, consolidation, amalgamation, or similar transaction of such Participating Profits Entity, (iv) any sale of assets by such Participating Profits Entity (e.g., advisory agreements), or (v) any transaction similar to any of those described in clauses (i) – (iv), in each case, involving or relating to such Participating Profits Entity and a bona fide third party (which, for the avoidance of doubt, shall include an underwriter in connection with an IPO).

“Termination,” “Terminate” and capitalized variations thereof shall refer to the termination of such Participant’s status as an Active Participant upon such Participant’s Termination Date, referred to herein as a “Terminated Participant”.

“Termination Date” shall have the meaning assigned to such term, as applicable, in Section 9 (“Termination and Termination Date”).

“Threshold Value” means the value of the applicable Participating Profits Entity on the Start Date as determined pursuant to Section 12.4 (“Catch-Up”).

“Total Points” means, collectively, Sunset Profits Interests and Permanent Profits Interests.

“Transfer” means any transaction by which a Person may directly, indirectly or synthetically transfer, pledge, charge (or otherwise create a security interest in), assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all, or any portion, of an interest, or the economic or non-economic rights in an interest, to any other beneficial owner or other Persons.

“TVE Tenure Factor” means the TVE Tenure Factor as specified in Schedule 5 (“TVE Tenure Factor”).

“CompCo” means PS CompCo, LLC, or any successor.

“Whistleblowing” means the reporting of possible violations of law(s) or regulation(s) to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law(s) or regulation(s).

2.	Participating Profits Interests
Upon becoming a Participant, a Person will be awarded Participating Profits Interests in the discretion of the Managing Member, carrying with them the rights and obligations set forth in this Term Sheet.

Participating Profits Interests entitle the holder thereof to receive a portion of, as applicable: (i) with respect to the GP, (A) GP Profits Interests and (B) the consideration in respect of one or more Terminal Value Events involving the GP; and (ii) with respect to CompCo, (A) Performance-Based Net Profits and (B) the consideration in respect of one or more Terminal Value Events involving CompCo, in either the case of clause (i)(A) or (ii)(A) above, net of any expenses determined by Pershing Square to be attributable to such streams of income.

Other than pursuant to (i) Section 14 (“Dilution”) while a Participant is an Active Participant and (ii) Section 9.2.3 (“Post-Termination Finding of Cause”), Section 10 (“Post-Termination Reduction of Profits Interests”), Section 14 (“Dilution”), Section 16 (“Competition”) and Section 31 (“Termination and Impact on Vesting”) following a Participant’s Termination, Participating Profits Interests granted to a Participant shall not be reduced.

The Participating Profits Interests and Initial Grant Date of a Participant shall be set forth in Schedule A with respect to such Participant, as such schedule may be amended from time to time by Pershing Square.

3.	Devotion of Time
Each Participant shall, while such Participant is an Active Participant, devote substantially all of his or her business time, ability, attention and effort to Pershing Square’s business; provided, however, that such Participant may engage in charitable or community service activities, so long as the foregoing additional activities do not, in the aggregate, materially interfere with such Participant’s duties at Pershing Square or otherwise conflict with any of such Participant’s obligations hereunder, and shall be entitled to engage in other business and personal activities if approved by the CEO.

4.	Admission to Pershing Square
Participants shall be (or have been) admitted as non-managing members of the GP and/or non-managing members of CompCo, as applicable, with rights limited solely to their economic benefits described herein, unless otherwise explicitly set forth herein. Each Participant shall be admitted as a limited partner or non-managing member, as applicable, of future Pershing Square Management Entities to the extent necessary to maintain such Participant’s economic participation in Pershing Square consistent with such Participant’s economic participation in the GP, CompCo and CompCo’s entitlements to proceeds from the Management Company.

5.	New Funds and Lines of Business
Each Participant shall be entitled (directly or indirectly) to proportionate economic participation in any new funds and lines of business started by Pershing Square at the time those funds or lines of business are commenced, based on his or her Participating Profits Interests or Total Points, as applicable; for the avoidance of doubt, the foregoing obligation shall be deemed to be satisfied (i) with respect to any new fund to the extent all fees (whether management, incentive or otherwise) are paid to the Management Company or (ii) with respect to any new lines of business to the extent such line of business is wholly owned by the Management Company, in each case to the extent Pershing Square Holdco, L.P. and CompCo (or their successors) are collectively entitled to all net revenues and/or income of the Management Company.

6.	Reserved	Reserved.

7.	No Fiduciary Duties
To the fullest extent permitted by law, none of the Pershing Square Persons shall have any fiduciary or other duties to any Pershing Square Management Entity or to any Participant, other than the obligations explicitly set forth in this Term Sheet. To the extent that any Pershing Square Person has any liabilities or duties at law or in equity in its capacity as a partner or member of a Pershing Square Management Entity, including fiduciary duties or other standards of care, such liabilities and duties are hereby expressly eliminated and disclaimed by such Pershing Square Management Entity and each Participant, to the fullest extent permitted by law, and all Participants accept the elimination and disclaimer of any such liabilities and duties and undertake not to make any claim to the contrary.

For the avoidance of doubt, to the fullest extent permitted by law, none of the Participants shall have any fiduciary or other duties to any other Participant in connection with their participation in Committee Decisions, if any.

8.	Material Transaction Decisions	The Managing Member, in its discretion, will make any Material Transaction Decisions.

9.	Termination and Termination Date
9.1          Termination without Cause

If a Participant is Terminated by Pershing Square without Cause, such Participant’s Termination Date shall be the date on which Pershing Square provides such Participant with written notice that his or her employment has been Terminated (or a later date, if mutually agreed by Pershing Square and such Participant).

9.2          Termination with Cause; Notification of Potential Cause

9.2.1     Termination with Cause

Within ten (10) Business Days after the earlier of (i) the date the CLO or CCO becomes aware and (ii) the date a Participant becomes aware, in each case, that any of the acts or omissions described in the definition of “Cause” has occurred with respect to a Participant, the CLO, CCO or Participant, as applicable, shall notify the Committee in writing (which notification, in the case of a Participant notifying the Committee, will be deemed given to the Committee upon such Participant giving written notice to the CLO or CCO) of such act or omission and the Committee shall be entitled to decide whether Cause has occurred with respect to such Participant as described herein.

The Committee will have sixty (60) days from the date it receives the notification described in this Section 9.2.1 (“Termination with Cause”) to decide whether Cause has occurred. If the Committee will be considering whether Cause exists with respect to a Participant, the Committee will promptly notify the Participant in writing (which notification will include the date by which the Committee must make its decision as described above). If a Committee Decision has been made that Cause has occurred, the Committee shall provide such Participant written notice of such Committee Decision and its rationale for such decision and such Participant’s Termination Date shall be the date occurring sixty (60) days following such notice, unless Cause has been cured by such Participant (as determined by a Committee Decision).

Notwithstanding the foregoing, Founder, while Founder is a Committee Member, in his sole discretion, may extend the cure period provided in this Section 9.2.1 (“Termination with Cause”), or determine, in his sole discretion, that Cause has in fact been cured or has not occurred.

9.2.2     Notification of Events that May Lead to Cause

Within ten (10) Business Days after the date a Participant becomes aware that any act, omission or event has occurred that should reasonably be expected to lead to Cause with respect to such Participant (e.g., such Participant is notified by a governmental authority that it is investigating such Participant in connection with a material securities law violation by the Participant), such Participant shall notify the CLO or CCO of such act, omission, or event and such notice shall be deemed to have been given to the Committee.

Within ten (10) Business Days after the CLO or CCO becomes aware that any event has occurred that should reasonably be expected to lead to Cause with respect to such Participant (e.g., the CLO or CCO is notified by a governmental authority that it is investigating such Participant in connection with a material securities law violation by the Participant), the CLO or CCO shall notify the Committee of such act, omission, or event. If, following the Committee receiving the notice described in this Section 9.2.2 (“Notification of Events that may Lead to Cause”), the Committee decides that there is a reasonable likelihood that such event may lead to Cause, the Committee shall promptly notify such Participant in writing of such Committee Decision.

9.2.3     Post-Termination Finding of Cause

In the event of a Participant’s Termination for any reason other than with Cause, at any time following the Termination Date, if the CLO or CCO becomes aware that any of the acts or omissions described in the definition of “Cause” has occurred with respect to a Participant based on material facts of which he or she was not aware as of the Termination Date, the CLO or CCO shall notify the Committee in writing of such act or omission and the Committee shall be entitled to decide whether Cause has occurred with respect to such Participant as described herein.

The Committee will have sixty (60) days from the date it receives the notification described in this Section 9.2.3 (“Post-Termination Finding of Cause”) to decide whether Cause has occurred. If the Committee will be considering whether Cause exists with respect to a Participant, the Committee will promptly notify the Participant in writing (which notification will include the date by which the Committee must make its decision as described above). If a Committee Decision has been made that Cause has occurred, the Committee shall provide such Participant written notice of such Committee Decision and its rationale for such decision. Such Participant shall be required to return all distributions made to such Participant on and after such Participant’s Termination Date; provided, that this Section 9.2.3 (“Post-Termination Finding of Cause”) shall only apply if the Committee determines that such Participant intentionally misrepresented or withheld material facts upon which such Committee Decision was based and/or intentionally failed to provide notice in accordance with Section 9.2.1 (“Termination with Cause”).

9.3          Termination upon Retirement

A Participant shall be entitled to Terminate upon Retirement only if such Participant provides written notice six (6) months prior to such Termination; provided, that any notice given within the first fifteen days of a calendar month shall be deemed to have been given as of the first of such month; provided, further, that Pershing Square may reduce or waive such requirement in its sole discretion. Such Participant’s Termination Date shall be the date provided in such notice, which must be a calendar quarter-end. If a Participant who would otherwise be eligible for Retirement Terminates without sufficient notice (as required by this paragraph), such Participant shall be deemed not to have Terminated upon Retirement (and shall instead be deemed to have Terminated without Good Reason other than Retirement, as described in Section 9.5 (“Termination by Participant without Good Reason (other than Retirement)”). Once notice of Retirement has been properly given, such Participant’s Termination Date shall be the date set forth on such notice, even if such Participant is Terminated without Cause or Terminates with Good Reason prior to the date set forth on such notice. For the avoidance of doubt, if a Participant’s Termination occurs for any reason other those described in the preceding sentence prior to the date set forth on such notice, such Participant’s Termination Date shall be as set forth in Section 9.2.1 (“Termination with Cause”), Section 9.6 (“Termination upon Permanent Disability”), Section 9.7 (“Termination Upon Death”) or Section 9.8 (“Termination of Business of Management Company”), as applicable.

9.4          Termination with Good Reason

If a Participant becomes aware that any of the circumstances giving rise to Good Reason has occurred and wishes to Terminate for Good Reason, such Participant shall provide Pershing Square with written notice upon not more than sixty (60) days after such discovery. Such Participant’s Termination Date shall be the date occurring sixty (60) days following the date of such notice unless the circumstances giving rise to Good Reason have been cured by Pershing Square.

9.5          Termination by Participant without Good Reason (other than Retirement)

A Participant may Terminate without Good Reason and other than upon Retirement at any time by providing written notice to Pershing Square, and such Participant’s Termination Date shall be the date of any such notice (or a later date, if mutually agreed by Pershing Square and such Participant).

9.6          Termination Upon Permanent Disability

Upon the CLO or CCO becoming aware that circumstances giving rise to Permanent Disability may have occurred with respect to a Participant, the Committee shall be entitled to decide whether a Permanent Disability has occurred. The Committee shall have sixty (60) days from notice of the foregoing to decide whether a Permanent Disability has occurred. If a Committee Decision has been made that Permanent Disability has occurred, such Participant shall be provided written notice of such Committee Decision and such Participant’s Termination Date shall be the date such Committee Decision was made.

If a Committee Decision has been made that Permanent Disability has not occurred, and the Participant disputes that Permanent Disability has not occurred, whether such Permanent Disability exists shall be determined by a physician chosen by the mutual agreement of the Participant and Pershing Square.

9.7          Termination Upon Death

If a Participant Terminates upon death, such Participant’s Termination Date shall be the date of such Participant’s death.

9.8          Termination of Business of Management Company

The date of the termination, cessation or substantial diminution of the business of Pershing Square, as determined in the Managing Member’s sole discretion, shall be the Termination Date of all Participants who are Active Participants as of such date.

10.	Post-Termination Reduction of Profits Interests
10.1        Entitlement Generally

Subject to the terms in this Section 10 (“Post-Termination Reduction of Profits Interests”), Section 14 (“Dilution”), Section 16 (“Competition”) and Section 31 (“Termination and Impact on Vesting”), starting on a Participant’s Sunset Start Date, such Participant shall be entitled to (a) allocations of (i) Net Profits with respect to such Participant’s Permanent Profits Interests and (ii) Performance-Based Net Profits and GP Profits Interests with respect to such Participant’s Sunset Profits Interest and (b) distributions as described in Section 29 (“Distributions”).

Any Participant who Terminates or is Terminated by Pershing Square prior to April 28, 2026 shall forfeit his or her Participating Profits Interests (and, consequently, shall not benefit from Sunset Profits Interests and Permanent Profits Interests) and shall be deemed to be a Non-Participant.

Any Participant who is Terminated without Cause, Terminates with Good Reason, upon death or Permanent Disability or upon Retirement shall receive his or her Applicable Percentage of the Performance-Based Net Profits and GP Profits Interests with respect to such Participant’s Participating Profits Interests held immediately prior to the Termination Date with respect to the calendar year of such Termination.  In the event Founder Departs for any reason, Founder shall receive his Applicable Percentage of the Performance-Based Net Profits and GP Profits Interests with respect to his Founder Profits Interests held immediately prior to the Founder Departure Date with respect to the calendar year in which the Founder Departure Date occurs.

10.2        Consequences of Termination

10.2.1    Termination by Participant Upon Retirement

If a Participant Terminates upon Retirement, the Participating Profits Interests held by such Participant at the time of his or her Termination shall be: (1) adjusted to equal such Tenure-Adjusted Profits Interests, and then (2) reduced by multiplying the Tenure-Adjusted Profits Interests by the percentage set forth in Schedule 2 (“Total Points”); provided, that for the avoidance of doubt, any reduction with respect to Class A Interests will be to thirty-three and one-third percent (33⅓%) instead of twenty-five percent (25%).[1]

10.2.2   Termination by Pershing Square without Cause; Termination by Participant with Good Reason;
  Termination Upon Death or Permanent Disability

If Pershing Square Terminates a Participant without Cause, a Participant Terminates with Good Reason or upon a Participant’s death or Permanent Disability, the Sunset Profits Interests and Permanent Profits Interests of such Participant with respect to each year shall be equal to (i) the amount of Sunset Profits Interests and Permanent Profits Interests determined as set forth in Section 10.2.1 (“Termination by Participant Upon Retirement”) multiplied by (ii) the Accelerated Vesting Factor (see Schedule 3 (“Accelerated Vesting Factor”)).[2]

1 Note: For example, suppose that a Participant with 10% Profits Interests departs 22 years from the Initial Grant Date on January 1 of such year. Such Participant’s Tenure-Adjusted Profits Interests shall equal 10% x 1.125 = 11.25% (i.e., Participant’s Profits Interests upon Termination multiplied by the applicable Tenure Factor). Such Participant shall receive 25% x 11.25% = 2.8125% (Sunset Profits Interest) + 2.8125% (Permanent Profits Interests) = 5.625% participation in Performance-Based Net Profits for the first 3 years, and shall receive only 2.8125% (Permanent Profits Interests) participation in Performance-Based Net Profits thereafter.

10.2.3    Termination by Pershing Square for Cause; Termination by Participant without Good Reason (other than upon Retirement)

If Pershing Square Terminates a Participant for Cause or a Participant Terminates without Good Reason (other than upon Retirement), such Participant shall forfeit all Participating Profits Interests (and, consequently, shall not benefit from Sunset Profits Interests and Permanent Profits Interests), which forfeiture shall be effective as of the Termination Date.

Any Participating Profits Interests, Sunset Profits Interests and/or Permanent Profits Interests not retained by a Participant after a reduction in accordance with this Section 10 (“Post-Termination Reduction of Profits Interests”) shall become null and void and will no longer confer any economic or other benefits to such Participant.

10.3        Consequences of Founder Departure

Upon the Founder Departure Date, Founder shall forfeit or cause to be forfeited an amount of Founder Profits Interests equal to the lesser of (i) the Founder Profits Interests outstanding as of the Founder Departure Date multiplied by the Founder Forfeiture Factor as of the Founder Departure Date (see Schedule 4 (“Founder Forfeiture Factor”)) and (ii) 50% of the Founder Profits Interests outstanding as of the Founder Departure Date, which forfeiture shall be effective as of the Founder Departure Date.[3]  Solely in the event a forfeiture is made under clause (ii) of the preceding sentence, on the third anniversary of the Founder Sunset Start Date, Founder shall forfeit or cause to be forfeited an additional amount of Founder Profits Interests such that the total amount forfeited pursuant to this Section 10.3 (“Consequences of Founder Departure”) (inclusive of such forfeiture made under clause (ii) of the preceding sentence), is equal to the Founder Profits Interests outstanding as of the Founder Departure Date multiplied by the Founder Forfeiture Factor as of the Founder Departure Date (see Schedule 4 (“Founder Forfeiture Factor”)). For purposes of calculating the “Founder Profits Interests outstanding as of the Founder Departure Date” in this Section 10.3 (“Consequences of Founder Departure”), the dilutive effect of any and all Founder Voluntary Dilutions pursuant to Section 14 (“Dilution”) shall be disregarded.

2 Note: For example, suppose that a Participant with 10% Profits Interests is Terminated without Cause 6 years from the Initial Grant Date on January 1 of such year. Such Participant’s Profits Interests shall equal 10% x 60% = 6% (i.e., Participant’s Tenure-Adjusted Profits Interests upon Termination multiplied by the applicable Accelerated Vesting Factor). Such Participant shall receive 25% x 6% = 1.5% (Sunset Profits Interest) + 1.5% (Permanent Profits Interests) = 3% participation in Performance-Based Net Profits for the first 3 years, and shall receive only 1.5% (Permanent Profits Interests) participation in Performance-Based Net Profits thereafter.

3 Note: For example, suppose that Founder has 40% Profits Interests and the Founder Departure Date occurs on June 1, 2035. The amount of Founder Profits Interests that shall be forfeited upon the Founder Departure Date shall equal the lesser of (i) 40% x 53% = 21.2% (with Founder retaining 18.8%) and (ii) 40% x 50% = 20% (with Founder retaining 20%).  The Founder Sunset Start Date shall be January 1, 2036.  On January 1, 2039 (i.e., the third anniversary of the Founder Sunset Start Date) and assuming no accretive or dilutive events have occurred, Founder shall forfeit an additional 1.2% (i.e., 21.2% - 20%) with Founder retaining 18.8% (i.e., 20% - 1.2%).

Any Founder Profits Interests that are forfeited in accordance with this Section 10.3 (“Consequences of Founder Departure”) shall no longer confer any economic or other benefits to its applicable holder.

11.	Post-Termination Invested Amounts
Other than in the case of Termination with Cause or voluntary Termination by a Participant (other than Retirement or for Good Reason), any Invested Amount as of the Termination Date shall be managed by Pershing Square on a no-fee basis until the earliest of (i) the first anniversary of the Termination Date, (ii) the date such Participant commences a Competing Activity and (iii) the date of such Participant’s breach of any provision of Section 17 (“Restrictive Covenants”). Notwithstanding the foregoing, any no-fee arrangement may be terminated on or after a Terminal Value Event, in the sole discretion of the CEO, or at any other time, if the CEO determines that such no-fee arrangement is not in the best interests of Pershing Square.

12.	Terminal Value Events
12.1        General

Participation in a Terminal Value Event shall mean executing and delivering appropriate documentation to Transfer the relevant portion of such Participant’s interest and receiving consideration such as cash, stock or other securities (based on the terms of the Terminal Value Event, e.g., lump-sum or installment payments).

Subject to Section 12.4 (“Catch-Up”), a Participant’s participation in Terminal Value Events shall be determined based on such Participant’s Permanent Profits Interests in the relevant Participating Profits Entities at such time (as determined in accordance with the immediately following paragraph of this Section 12.1 (“General”) or Section 12.2 (“Active Participants and Recently Terminated Participants”)), as adjusted for the portion of such Participant’s Permanent Profits Interests actually participating in such event.

If there are one or more Terminal Value Events when a Participant is a Terminated Participant, such Participant shall participate in each such Terminal Value Event with respect to his or her Permanent Profits Interests at such time, subject to the terms described herein, as adjusted for the portion of such Participant’s Permanent Profits Interests actually participating in such event.

12.2        Active Participants and Recently Terminated Participants

If there are one or more Terminal Value Events: (A) when a Participant is an Active Participant, such Participant shall participate in each such Terminal Value Event with respect to the Permanent Profits Interests he or she would have been entitled to receive if Terminated without Cause on the date of the Terminal Value Event, or (B) when a Participant has been Terminated without Cause or has Terminated for Good Reason, in either case, within 12 months prior to such Terminal Value Event, such Participant shall participate in each such Terminal Value Event with respect to his or her Permanent Profits Interests outstanding at such time, in each of cases (A) and (B), multiplied by the TVE Tenure Factor (see Schedule 5 (“TVE Tenure Factor”)), subject to upward adjustment, in either case, in the discretion of the Managing Member. For the avoidance of doubt, the TVE Tenure Factor applied with regard to any Terminal Value Event shall be determined with regard to such Participant’s Tenure as of the date of execution of the definitive agreement with respect to such Terminal Value Event.

12.3        Founder

Founder Profits Interests are fully vested, but a portion of the Founder Profits Interests (see Schedule 4 (“Founder Forfeiture Factor”)) shall become subject to forfeiture in accordance with Section 10.3 (“Consequences of Founder Departure”). Founder shall not receive the benefits of the TVE Tenure Factor (see Schedule 5 (“TVE Tenure Factor”)) with respect to any Terminal Value Events and, for the avoidance of doubt, shall not be deemed to have Departed with respect to any Terminal Value Event for purposes of Section 12.2(A) (“Active Participants and Recently Terminated Participants”).

12.4        Catch-Up

With respect to any Terminal Value Event, a Participant shall participate only in the increase in the portion of the value of each applicable Participating Profits Entity that exceeds such Participant’s Threshold Value with respect to such applicable Participating Profits Entity; provided, that, such Participant shall receive the benefit of a “catch-up” waterfall mechanism with the effect of (if there is sufficient appreciation) “catching up” such Participant, along with other relevant Participants (from the excess over each such Participant’s Threshold Value, and in proportion to each relevant Participant’s “shortfall” – i.e., the amount by which Participant has not yet “caught up”), with the intention, to the extent possible consistent with the foregoing, of causing such Participant to receive proceeds with respect to such Terminal Value Event as if such Participant had been a Participant as of the commencement of the applicable Participating Profits Entity to the extent of such Participant’s Permanent Profits Interests at the time of such Terminal Value Event.[4]

A Participant’s Threshold Value with respect to a Participating Profits Entity shall be the fair market value of such Participating Profits Entity determined based on a hypothetical sale of all the relevant Participating Profits Entity’s assets at fair market value as of the Start Date, which shall reasonably be determined on the basis of an appraisal report that shall be prepared by a third-party valuation firm selected by the CEO.

A Threshold Value (through valuation of the business) shall be determined each time a new Participating Profits Interest is issued with regard to such Participant.

4 Note: For example, assume that Pershing Square grants a 10% Participating Profits Interest when the FMV is $980 (Interest A) and another 10% Participating Profits Interest when the FMV is $990 (Interest B). Further, assume that each of Interests A and B shall participate to the extent of 2.5% Permanent Profits Interests (the Permanent Profits Interests that the relevant Participant would have received if Terminated without Cause on the date of the Terminal Value Event). All other interests were granted when the value was $500 or less, and such Participating Profits Interests are fully “caught up.”

Assume that a Terminal Value Event occurs when each interest is fully vested (but has no additional tenure increase) and the sales price is $1000. Absent the profits interest limitation, each of the Interests above would receive $25 proceeds. However, because of the “catch up” requirement, they cannot. For Interest A, there is only $20 of potential net capital appreciation and for Interest B, there is only $10 of potential net capital appreciation.
The proposed “catch-up” is as follows: Interest A is the only Interest catching up between the values of $980 and $990. Interest A uses that $10 of net capital appreciation fully.
Between $990 and $1000, both Interests A and B can catch up. At this point, Interest A has a shortfall of $15 and Interest B has a shortfall of $25, so they would share in that proportion; so, Interest A gets $3.75 and Interest B gets $6.25.
Therefore, Interest A’s total proceeds equals $13.75 ($10 + $3.75) and Interest B’s total proceeds equals $6.25.

12.5        Tag-Along and Drag-Along

12.5.1   Tag-Along Rights

Subject to Section 12.7 (“Participation in Proceeds”), at least fifteen (15) days prior to the completion of any proposed Terminal Value Event, the Managing Member shall give notice to each Participant (which may be written or oral, but if oral, confirmed in writing), specifying in reasonable detail the material terms and conditions (to the extent available at such time) of the Terminal Value Event. Each Participant shall have the right to elect to participate in the Terminal Value Event on the same terms and conditions as Founder or, following Founder’s Departure, the CEO (including, without limitation, indemnification and/or escrow), with respect to the same portion (expressed as a percentage) of such Participant’s Permanent Profits Interests (determined in accordance with Section 10.2 (“Consequences of Termination”) and/or Section 12.2 (“Active Participants and Recently Terminated Participants”)) as that portion of Founder’s or, following Founder’s Departure, the CEO’s Profits Interests participating in such Terminal Value Event, by delivering written notice to the Managing Member within ten (10) days after the Managing Member has given such notice. The failure of the Managing Member to provide such notice shall not grant the Participant any rights of action to delay or stop the consummation of a Terminal Value Event, except to the extent that the Participant is actually prejudiced as a result of such failure.

12.5.2   Drag-Along Rights

Subject to Section 12.7 (“Participation in Proceeds”), if a Participating Profits Entity is engaging in any Terminal Value Event, the Managing Member, in its sole discretion, is entitled to require each Participant to participate in any such Terminal Value Event, with respect to the same portion (expressed as a percentage) of such Participant’s Permanent Profits Interests (determined in accordance with Section 10.2 (“Consequences of Termination”) and/or Section 12.2 (“Active Participants and Recently Terminated Participants”)) as that portion of Founder’s or, following the Founder’s Departure, the CEO’s Profits Interests participating in such Terminal Value Event. The Managing Member shall send written notice at least fifteen (15) days prior to any proposed Terminal Value Event to the Participants of the exercise of its right under this Section 12.5.2 (“Drag-Along Rights”) to cause the other Participants to participate in the Terminal Value Event on the same terms and conditions as Founder or, following the Founder’s Departure, the CEO (including, without limitation, indemnification and/or escrow) which shall be specified in reasonable detail (to the extent available at such time).

12.6        Reduction of Participating Profits Interests or Total Points

If there are one or more Terminal Value Events, a Participant’s go-forward Permanent Profits Interests shall be reduced by that portion of Permanent Profits Interests with respect to which such Participant participated in such Terminal Value Event.

For the avoidance of doubt, each Active Participant shall continue to be entitled to the benefits of this Term Sheet with respect to his or her Participating Profits Interests and Sunset Profits Interests remaining after the application of this Section 12 (“Terminal Value Events”).

12.7        Participation in Proceeds

12.7.1   General

Subject to Section 12.7.2 (“IPO”) and 12.7.3 (“Non-Cash Terminal Value Event”), in the event of any Terminal Value Event, each Participant shall receive a portion of the proceeds of such Terminal Value Event in a substantially similar manner to one another, such that no Participant shall be treated disproportionately (as a function of his or her Participating Profits Interests or Total Points, as applicable), including with respect to the form in which such proceeds are received (e.g., cash, shares or other securities). Terminated Participants shall receive notice of any Terminal Value Event, and shall receive their allocations and distributions relating to any Terminal Value Event, on the same terms and at approximately the same time as Active Participants.

12.7.2   IPO

For the avoidance of doubt, in the case of a Terminal Value Event that is effected through an IPO, a Participant shall participate in such IPO in the same manner as Founder or, following the Founder’s Departure, the CEO, including with respect to any benefits received under a Tax Receivable Agreement, indemnification obligations and similar benefits.

12.7.3   Non-Cash Terminal Value Event

In the case of a Terminal Value Event, other than an IPO, in which a Participant would receive stock or securities in exchange for all or a portion of such Participant’s Permanent Profits Interest, and a Participant is not able to participate pro rata (based upon such Participant’s Permanent Profits Interests) in the proceeds of such Terminal Value Event as a result of the application of Section 12.4 (“Catch-Up”), such Terminal Value Event shall be supported by an appraisal report that shall be prepared by a third-party valuation firm selected by the CEO.

13.	Transfers
13.1        No Right to Transfer

Notwithstanding any other provision in this Term Sheet, but subject to Section 13.2 (“Permitted Transfers”) and Section 13.3 (“Involuntary Transfers”), none of a Participant’s Participating Profits Interests or Total Points may be Transferred, and any attempted Transfer shall be null and void ab initio.

13.2        Permitted Transfers

A Participant shall be permitted to Transfer its Participating Profits Interests or Total Points for estate planning purposes with the CEO’s written consent, which shall not be unreasonably withheld or delayed, on such terms and conditions as deemed appropriate by the CEO. The Partnership Agreements may provide that the CEO’s written consent to Transfers described in the preceding sentence shall not be required in certain circumstances for estate planning purposes and to family members (including current or former spouses).

In the case of a Participant’s death, the Participant’s Total Points may be Transferred to the Participant’s estate or beneficiary(ies), and such estate or beneficiary(ies) may participate in the Plan to the same extent as the Participant would have participated but for the Participant’s death, but in all events after the application of Section 10.2.2 (“Termination by Pershing Square without Cause; Termination by Participant with Good Reason; Termination Upon Death or Permanent Disability”).

Any Transfer of Founder Profits Interests shall be null and void ab initio unless the applicable transferee enters into an agreement acknowledging and agreeing to forfeit a portion of such interests (in proportion to its ownership of Founder Profits Interests) consistent with the terms and conditions of Section 10.3 (“Consequences of Founder Departure”).

13.3        Involuntary Transfers

If a Participant is required to Transfer any of its Participating Profits Interests or Total Points, pursuant to an order by a U.S. federal or state court (including a probate court) or by operation of law, including upon death, Pershing Square shall have the option to buy out all or a portion of such Participating Profits Interests and/or Total Points at fair market value, to be valued by a third-party valuation firm selected by the CEO using a methodology deemed appropriate by such firm in its discretion, with such buy-out option available at the time of such Transfer or at any time thereafter, with the valuation determined at the time of any such buy-out. The same valuation methodology shall be used with respect to all Participants in the event of any buy-out pursuant to this Section 13.3 (“Involuntary Transfers”). With respect to any Active Participant, it shall be assumed for the purposes of the buy-out that such Active Participant had been Terminated upon Retirement with Tenure equal to the greater of (I) ten (10) years and (II) such Active Participant’s Tenure on the date of the buy-out.

14.	Dilution
The CEO, after consulting with the members of the Managing Member, shall be entitled, from time to time, to issue additional Participating Profits Interests and/or Non-Participating Profits Interests.  Within ninety (90) calendar days following the end of each calendar year, Pershing Square shall provide to each Participant, with respect to each Participating Profits Entity, a statement reflecting, as of the beginning of such calendar year, such Participant’s Participating Profits Interests, Permanent Profits Interests and Total Points, and the percentage in such Participating Profits Entity represented by each of the foregoing.

Issuances of Participating Profits Interests and Non-Participating Profits Interests shall result in pro rata dilution to all holders of Participating Profits Interests, Non-Participating Profits Interests and Total Points (including Founder Profits Interests) (based on Participating Profits Interests while an Active Participant and Total Points (as described in Section 10 (“Post-Termination Reduction of Profits Interests”)) after Termination); provided that, with the prior written consent of Founder, such issuance may instead result in dilution solely to Founder (referred to herein as a “Founder Voluntary Dilution”), provided further that a Founder Voluntary Dilution may be reversed (i.e., result in accretion solely to Founder) upon the cancellation or forfeiture of interests issued in connection with such Founder Voluntary Dilution.

If Participating Profits Interests, Non-Participating Profits Interests and/or Total Points of a Participant or Non-Participant are reduced or cancelled, the benefit of such reduction or cancellation shall inure pro rata based on their respective Participating Profits Interests, Non-Participating Profits Interests or Total Points to all of the Participants (including Founder) and Non-Participants.[5]

5 Note: For example, suppose that Partner A has 10% Participating Profits Interests, Partner B has 5% Participating Profits Interests and Founder has 85% Founder Profits Interests. If Partner A is terminated for Cause and forfeits all of his interests, then Partner B’s Participating Profits Interests shall be increased to 5.5% and Founder Profits Interests shall be increased to 94.5% regardless of Partner B’s Participating Profits Interests upon the date Partner A’s Participating Profits Interests (or Non-Participating Profits Interests) were granted.

If Founder Profits Interests with respect to a Participating Profits Entity are forfeited as provided in Section 10.3 (“Consequences of Founder Departure”), such interests shall be allocated (directly or indirectly through cancellation and issuance of new interests, including Participating Profits Interests and/or Non-Participating Profits Interests) as determined by the CEO, after consulting with the members of the Managing Member. Notwithstanding the foregoing, any allocations (direct or indirect) of forfeited Founder Profits Interests or any other profits interests (including Participating Profits Interests and/or Non-Participating Profits Interests) to the CEO following a Founder Departure shall require the approval of a majority in interest of the other members of the Managing Member who are Active Participants.

Except as provided in Section 15.2 (“Immediate Family Member Employment”), Founder shall not, directly or indirectly, grant himself (including his Family Vehicles) Participating Profits Interests (including, for the avoidance of doubt, Founder Profits Interests), Non-Participating Profits Interests or Total Points (or, for the avoidance of doubt, cause Pershing Square to do so).

Neither Founder (nor his Family Vehicles) may receive compensation from Pershing Square other than in respect of his Founder Profits Interests – i.e., Founder shall not receive a salary or other compensation from Pershing Square – other than (i) fees received in connection with guarantees provided by Founder in connection with Pershing Square’s business, (ii) payments made, directly or indirectly, to Founder (or his Family Vehicles) for the use by Pershing Square of Founder’s (or his Family Vehicles’) property, (iii) de minimis salary or compensation, (iv) with the approval of a majority in interest based upon the Permanent Profits Interests, salary or other compensation from, or payment of expenses or provision of perquisites by (including but not limited to those relating to security protections for Founder’s, or his Immediate Family Members’, personal safety), a Participating Profits Entity, or (v) with the approval of a majority of the directors on the board of directors of Pershing Square Inc. or relevant committee thereof, salary or other compensation from, or payment of expenses or provision of perquisites by (including but not limited to those relating to security protections for Founder’s, or his Immediate Family Members’, personal safety), Pershing Square Inc. or any of its subsidiaries; provided, that the CFO shall receive written notice of payments made pursuant to clause (ii) of the foregoing as soon as reasonably practicable following such payment.

Except as expressly provided for in Section 10.3 (“Consequences of Founder Departure”) and this Section 14 (“Dilution”), Founder Profits Interests, as adjusted explicitly in accordance with this Term Sheet, solely for purposes of this Term Sheet, for the avoidance of doubt, shall not be subject to the restrictions, limitations and conditions set forth in this Term Sheet for Participating Profits Interests, including, without limitation, under the other sub-parts of Section 10 (“Post-Termination Reduction of Profits Interests”) (e.g., allocations with respect to Founder Profits Interests shall always be 100% vested and not be subject to forfeiture or reduction, other than on account of Section 10.3 (“Consequences of Founder Departure”) and this Section 14 (“Dilution”)).

15.	Other Compensation of Participants
15.1        Additional Compensation

The CEO shall be entitled to award certain Participants selected by the CEO additional payments, in his or her sole discretion, to compensate him or her for work he or she has undertaken during the calendar year in addition to their primary duties. The CEO shall consult with one or more members of the Managing Member prior to making such additional payments to any Participant.

15.2        Immediate Family Member Employment

Any compensation (including, without limitation, any Participating Profits Interests or participation in a TVE) or other expenses borne by Pershing Square in connection with Immediate Family Member Employment shall be disregarded in calculating each Participant’s entitlement to Net Profits (i.e., Founder shall bear the entire economic burden of Immediate Family Member Employment), unless otherwise consented to by a vote of the Active Participants (for the avoidance of doubt, excluding Founder) representing not less than one half (½) of the Active Participants. For the avoidance of doubt, nothing in this Term Sheet shall preclude Immediate Family Member Employment.  This Section 15.2 shall cease to apply upon Founder’s Departure.

16.	Competition
If a Participant engages in a Competing Activity, including following his or her Retirement, such Participant shall forfeit all Total Points (Sunset Profits Interests and Permanent Profits Interests) as of the date of the commencement of any such Competing Activity. Any Participant that participates in a Competing Activity shall provide the CLO or CCO with prompt written notice thereof (but in any event within ten (10) Business Days after becoming aware of such participation).

17.	Restrictive Covenants
17.1        Non-Hire of Employees

For a period of twenty-four (24) months following a Participant’s Termination Date, neither the Participant nor any of such Participant’s Affiliates shall directly or indirectly hire any member, partner, officer, consultant, independent contractor or employee of the Group, whether such Person would commit a breach of his or her contract of employment or other agreement by reason of leaving the services of the Group, to become an employee of such Participant or any of such Participant’s Affiliates or otherwise leave the employ of the Group.

17.2        Non-Solicitation of Investors

Each Participant agrees that neither such Participant nor any of such Participant’s Affiliates shall, directly or indirectly, (x) during the twenty-four (24) month period following such Participant’s Termination Date, interfere with the relationship between the Group and a Client, Investor or Entity, or a Prospective Client, Investor or Entity, or (y) during the period of twelve (12) months following such Participant’s Termination Date, solicit or engage the business of any such Client, Investor or Entity or any such Prospective Client, Investor or Entity.

17.3        Non-Disparagement

To the fullest extent permitted by law, each Participant agrees that such Participant shall not, directly or indirectly, make or solicit, or encourage others to make or solicit, any Disparaging Remarks concerning Pershing Square or its Affiliates or their respective officers, directors, partners, members or employees, or any of Pershing Square’s or its Affiliates’ products, services, businesses or activities via any public media (electronically or otherwise, whether in writing or orally), or in any manner that would reasonably be expected to result in such Disparaging Remarks entering the public domain. For the avoidance of doubt, nothing in this Section 17.3 (“Non-Disparagement”) shall (x) restrict or limit or be construed to restrict or limit Participants from providing information in response to a subpoena or other legal process to a governmental entity or self-regulatory authority or (y) prohibit or be construed to prohibit Whistleblowing or (z) prohibit or be construed to prohibit making statements or engaging in any other activities or conduct, in each case, protected by the National Labor Relations Act.

17.4        Confidentiality

Each Participant agrees that in the course of such Participant’s relationship with Pershing Square, such Participant has had access to and acquired, and will have access to and acquire, Confidential Information. Each Participant understands and agrees that such Confidential Information has been disclosed to such Participant, and will continue to be disclosed to such Participant, in confidence and for use on behalf of Pershing Square only.

Each Participant understands and agrees that, (i) to the fullest extent permitted by law, other than as necessary in the course of the performance of such Participant’s duties as an employee, partner or member of Pershing Square Management Entities, such Participant will keep such Confidential Information confidential at all times, including after such Participant’s Termination, and will not disclose any Confidential Information unless required to do so under compulsion of law, and (ii) such Participant will not make use of Confidential Information, on such Participant’s own behalf or on behalf of any third party.

Each Participant further agrees that, should such Participant receive legal process purporting to require disclosure of any Confidential Information, such Participant, to the extent not explicitly prohibited by law, will promptly notify Pershing Square and provide Pershing Square with copies of such legal process or similar request, and such Participant will fully cooperate (at Pershing Square’s expense) with all efforts of Pershing Square to resist, restrict or limit the disclosure of such Confidential Information to the portion of such Confidential Information required by such legal process to be disclosed. Notwithstanding the foregoing, no Participant shall be (x) otherwise restricted or limited from providing information in response to a subpoena or other legal process to a governmental entity or self-regulatory authority or (y) prohibited from Whistleblowing or (z) making statements, or engaging in any other activities or conduct, in each case protected by the National Labor Relations Act.

All Participants understand and acknowledge in this covenant that they have been encouraged to discuss any legal, accounting, tax or compliance issue with Founder, the CCO, and, if appropriate (but subject to Section 21 (“Independence”)), any of the principal law firms employed by Pershing Square and the independent public accountants who audit Pershing Square’s accounts.

18.	Profits Interests
It is the intention of the parties to this Term Sheet that distributions to a Participant hereunder be limited to the extent necessary so that such interests granted hereunder constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27 or any future Internal Revenue Service guidance or other authority that supplements or supersedes that Revenue Procedure.

19.	Intentionally Omitted

20.	Books and Records
Each Participant waives any rights that he or she may have to access the books and records of Pershing Square and of the funds, investment vehicles or accounts managed by Pershing Square. Upon written request, but in any event not more frequently than annually, the CFO shall furnish a Participant a CFO Letter, which shall, in the absence of manifest error, be conclusive and binding.

21.	Independence
Each Participant represents that he or she has had sufficient time to consider this Term Sheet with such Participant’s legal, financial, and tax advisors prior to entering into this Term Sheet.
Each Participant acknowledges, further, that neither Pershing Square’s outside legal counsel nor Pershing Square’s internal legal counsel has provided such Participant any legal advice with respect to this Term Sheet, nor has such Participant relied on any statements made by either as such.

22.	Separation Agreement
Without duplication of any other separation agreement entered into by a Participant on terms no less favorable to Pershing Square than the Separation Agreement, as determined in the sole discretion of the Managing Member, each Participant, upon Termination, as a condition precedent to receiving the benefits provided under this Term Sheet after Termination, shall enter into a Separation Agreement.

23.	Term Sheet a Binding Agreement
All of the provisions of this Term Sheet constitute a contract and shall bind, inure to the benefit of, and be enforceable by all of the Pershing Square Management Entities, each of the Participants and their respective successors and assigns (including subsequent holders of the Participating Profits Interest or Total Points).

For the avoidance of doubt and without limiting the generality of the foregoing, any successors and assigns (including subsequent holders of the Participating Profits Interest or Total Points) shall be bound by all provisions of this Term Sheet (excluding Section 17.1 (“Non-Hire of Employees”) and Section 17.2 (“Non-Solicitation of Investors”)) (including, for the avoidance of doubt and without limiting the generality of the foregoing, Section 7 (“No Fiduciary Duties”), Section 10 (“Post-Termination Reduction of Profits Interests”), Section 13 (“Transfers”), Section 14 (“Dilution”), Section 17.3 (“Non-Disparagement”), Section 17.4 (“Confidentiality”) and Section 20 (“Books and Records”)). For the avoidance of doubt and notwithstanding any other provision in this Term Sheet, no actions of any such successors and assigns shall be deemed Competing Activities.

The CEO may, in his or her sole discretion, require any successors and assigns (including subsequent holders of the Participating Profits Interest or Total Points) to execute an acknowledgment of the foregoing as a condition precedent to any voluntary Transfer to any such transferee and as a condition precedent to the receipt of any allocations or distributions by any transferee (whether the relevant Transfer was voluntary or involuntary).

24.	Notices
Notices required or permitted to be given to Pershing Square, Founder and any Participant under this Term Sheet shall be in writing and shall be deemed given if (i) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the U.S.); or (ii) delivered by electronic mail, when received; provided, that receipt is confirmed.

All notices to Pershing Square, the Managing Member and Founder shall be addressed as follows (or at such other address provided, from time to time, by Pershing Square, the Managing Member or Founder):

c/o Pershing Square Capital Management, L.P.
787 Eleventh Avenue, 9th Floor
New York, NY 10019
Attention: William A. Ackman
Email: [redacted]

c/o Pershing Square Capital Management, L.P.
787 Eleventh Avenue, 9th Floor
New York, NY 10019
Attention: Chief Legal Officer
Email: [redacted]

All notices to a Participant shall be addressed as set forth in Appendix A hereto or as otherwise provided, from time to time, by Participant to Pershing Square, the Managing Member or Founder.

25.	Injunctive Relief
Each Participant acknowledges that the material breach or attempted or threatened breach by him or her of any provisions of Section 17 (“Restrictive Covenants”) would cause irreparable injury to the Group not compensable in money damages, and that Pershing Square shall be entitled, in addition to all other applicable remedies, to seek and obtain from a court of competent jurisdiction a temporary and a permanent injunction and a decree for specific performance of Section 17 (“Restrictive Covenants”) without being required to prove damages or furnish any bond or other security. The provisions of Section 17 (“Restrictive Covenants”) shall survive the termination of this Term Sheet. Each Participant agrees that he or she shall not (i) object now or hereafter to the laying of venue of any judicial action or proceeding pursuant to the foregoing in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or (to the extent that subject matter jurisdiction exists therefor) the United States District Court for the District of Delaware and (ii) claim that any such judicial action or proceeding being brought in any such court has been brought in an inconvenient forum.

26.	Governing Law
The construction, validity and interpretation of this Term Sheet shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws or choice of law of the State of Delaware or any other jurisdiction that would result in the application of the law of any jurisdiction other than the State of Delaware.

27.	Entire Agreement
27.1        Conflicts

This Agreement and Term Sheet constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating to the subject matter hereof, including the Prior Agreement and any agreement relating to Non-Participating Profits Interests entered into prior to the date of this Agreement or Term Sheet, if any, which shall be of no further force or effect (but excluding any indemnification agreement entered into by a Participant and Pershing Square prior to the Effective Date).

27.2        Intentionally Omitted

27.3        Severability

If any provision of this Term Sheet is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Term Sheet.

27.4        Amendments

This Term Sheet and any Partnership Agreement may be amended in the sole discretion of Pershing Square, and shall not require the consent of any Participant, or the successors and assigns of any Participant, unless such amendment would have a direct material adverse effect on any Participant hereunder, in which case the amendment shall require the consent of a majority in interest based upon the Permanent Profits Interests of each group of similarly situated Participants that are similarly affected, excluding Founder (e.g., the groups of Active Participants and Terminated Participants). Furthermore, if any such amendment would (i) have a disproportionate direct material adverse effect on a Participant, (ii) change any of the terms of any of this Term Sheet’s schedules applicable to a Participant, (iii) change the definition of “Competing Activity” applicable to a Participant (including, for the avoidance of doubt, changes to the defined terms included within the definition of “Competing Activity”), or (iv) change the definition of “Cause” applicable to a Participant (including, for the avoidance of doubt, changes to the defined terms or sections of this Term Sheet included within the definition of “Cause”), such amendment shall require such Participant’s consent in addition to the foregoing.

27.5        Interpretation

The Section headings in this Term Sheet are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. Whenever the context permits, the use of a particular gender shall include the masculine, feminine and neuter genders, and any reference to the singular or the plural shall be interchangeable with the other. The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.” As used in this Term Sheet, the phrases “any provision of this Term Sheet,” “the provisions of this Term Sheet” and derivative or similar phrases, and the terms “hereof”, “herein,” “hereby” and derivative or similar words, shall mean or refer only to any express provision actually written in this Term Sheet.

Whenever the Managing Member is permitted or required to make a decision, it shall be understood to mean that such decision shall be made in its sole and absolute discretion, and the Managing Member shall be entitled to consider any interests and factors as it deems appropriate, including its own interests, in making such decision.

27.6        Counterparts

This Term Sheet may be executed in one or more counterparts and when so executed all such counterparts shall constitute but one agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

28.	Dispute Resolution
28.1        Arbitration Procedures

The parties to this Term Sheet agree that in the event of any dispute between the parties arising out of or relating to this Term Sheet or any breach of this Term Sheet, such dispute shall be submitted to and decided by binding arbitration to be conducted in New York, New York in accordance with the Rules, except that Pershing Square shall be entitled to seek and obtain injunctive relief from any court of competent jurisdiction as stated in Section 25 (“Injunctive Relief”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be a partner or a retired partner, in each case, in a law firm of national standing based in New York City with experience in investment management and, in particular, alternative asset management. Each of the parties agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding.

Notwithstanding anything to the contrary in Section 17.3 (“Non-Disparagement”), none of the following shall be deemed to be Disparaging Remarks: making any statement to the extent (x) reasonably necessary in connection with any litigation, arbitration, or mediation or (y) required by law, required by other legal process to a governmental entity or self-regulatory authority, or required by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.

Notwithstanding anything to the contrary in Section 17.4 (“Confidentiality”), the Participant shall not be prohibited from disclosing Confidential Information (x) reasonably necessary in connection with any litigation, arbitration, or mediation or (y) as required by law, required by other legal process to a governmental entity or self-regulatory authority, or required by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information (subject to the notification and cooperation agreement in Section 17.4 (“Confidentiality”)).

28.2        Arbitration Final and Binding

Any award rendered by the arbitrator shall be final and binding upon the parties and judgment may be entered on it in any court of competent jurisdiction.

28.3        Confidentiality of Arbitration

The arbitration shall be conducted on a strictly confidential basis, and no Participant shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, with the sole exceptions of his or her spouse, children, legal counsel and/or tax advisor, all of whom shall be bound by these confidentiality terms.

If there are claims that cannot be subject to mandatory arbitration as a matter of law or in the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware or (to the extent that subject matter jurisdiction exists therefor) the United States District Court for the District of Delaware and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Materials for Arbitration in connection with any such proceeding, agree to file (and, if so required by applicable court rules, seek leave to file) Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Term Sheet.

28.4        Waiver of Jury Trial

Each of the parties to this Term Sheet hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Term Sheet or (ii) in any way connected with, or related or incidental to, the dealings of the parties hereto in respect of this Term Sheet or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.

29.	Distributions
Distributions with respect to allocations in respect of Participating Profits Interests or Total Points, as applicable, of any Participating Profits Entity shall be made quarterly to each Participant to the extent of Available Cash of such Participating Profits Entity (other than that which is required to be reinvested) in a manner consistent with past practice, which distributions shall be made pro rata in accordance with such Participant’s respective Participating Profits Interests or Total Points, as applicable, and shall be at least in an amount equal to such Participant’s Tax Distribution for such fiscal quarter, provided, that if there is insufficient Available Cash to make the required Tax Distributions to all of the Participants, Tax Distributions to the Participants shall be made on a pro rata basis in accordance with the relative amount of estimated net taxable income allocable to the Participants for such fiscal quarter.

30.	Intentionally Omitted

31.	Intentionally Omitted

32.	Intentionally Omitted

33.	Intentionally Omitted

Appendix A

Schedule 1. Tenure Factor6

Tenure (Years from Initial Grant Date)	Tenure Factor	Tenure Factor of Class A Interests
< 14	1.000	1.000

≥ 14 and < 19	1.0625	1.000

≥ 19	1.125	1.000

6 Note: Referenced in Section 1 (“Defined Terms”), in definitions of “Tenure-Adjusted Profits Interests” and “Tenure Factor.”

Schedule 2. Total Points7

Year (starting on Sunset Start Date)	Sunset Profits Interests	Permanent Profits Interests	Sunset Profits Interests of Class A Interests	Permanent Profits Interests of Class A Interests

1	25%	25%	33⅓%	33⅓%

2	25%	25%	33⅓%	33⅓%

3	25%	25%	33⅓%	33⅓%

4, and all years thereafter	0%	25%	0%	33⅓%

7 Note: Referenced in Section 10.2.1 (“Termination by Participant Upon Retirement”).

Schedule 3. Accelerated Vesting Factor8

Years from Initial Grant Date	Accelerated Vesting Factor

≤ 2	0%

> 2 and ≤ 3	15%

> 3 and ≤ 4	30%

> 4 and ≤ 5	45%

> 5 and ≤ 6	60%

> 6 and ≤ 7	70%

> 7 and ≤ 8	80%

> 8 and ≤ 9	90%

> 9	100%

8 Note: Referenced in Section 10.2.2 (“Termination by Pershing Square without Cause; Termination by Participant with Good Reason; Termination Upon Death or Permanent Disability”).

Schedule 4. Founder Forfeiture Factor9

Founder Departure Date	Founder Forfeiture Factor

Prior to December 31, 2027	25%

On or after December 31, 2027 and prior to December 31, 2028	28.5%

On or after December 31, 2028 and prior to December 31, 2029	32%

On or after December 31, 2029 and prior to December 31, 2030	35.5%

On or after December 31, 2030 and prior to December 31, 2031	39%

On or after December 31, 2031 and prior to December 31, 2032	42.5%

On or after December 31, 2032 and prior to December 31, 2033	46%

On or after December 31, 2033 and prior to December 31, 2034	49.5%

On or after December 31, 2034 and prior to December 31, 2035	53%

On or after December 31, 2035 and prior to December 31, 2036	56.5%

On or after December 31, 2036	60%

9 Note: Referenced in Section 10.3 (“Consequences of Founder Departure”).  For clarity, pursuant to Section 10.3 (“Consequences of Founder Departure”), (i) for a Founder Departure Date that occurs prior to December 31, 2034, Founder shall forfeit a percentage of his Founder Profits Interests based on the applicable Founder Forfeiture Factor in the table above, and (ii) for a Founder Departure Date that occurs on or after December 31, 2034, Founder shall initially forfeit 50% of his Founder Profits Interests (regardless of the Founder Forfeiture Factor for such date) and, on the third anniversary of the Founder Sunset Start Date, Founder shall forfeit an additional amount such that Founder will have forfeited, in the aggregate, a percentage of his Founder Profits Interests based on the applicable Founder Forfeiture Factor in the table above.  For example, if a Founder Departure Date occurs on December 31, 2035, Founder shall initially forfeit 50% of his Founder Profits Interests and, on the third anniversary of the Founder Sunset Start Date, shall forfeit an additional 6.5% of his Founder Profits Interests (calculated on his original pre-forfeiture amount of Founder Profits Interests).

Schedule 5. TVE Tenure Factor10

Years from Initial Grant Date	TVE Tenure Factor	TVE Tenure Factor of Class A Interests

< 15	1.0	1.0

≥ 15 and < 20	1.167	1.0

≥ 20	1.333	1.0

10 Note: Referenced in Section 12 (“Terminal Value Events”).

IN WITNESS WHEREOF, the undersigned, each intending to be legally bound hereby, have executed this Term Sheet as of April 28, 2026.

PERSHING SQUARE MANAGEMENT, LLC

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Authorized Signatory

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

BY: PSCM GP, LLC
its General Partner

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Authorized Signatory

PS COMPCO, LLC

BY: PERSHING SQUARE MANAGEMENT, LLC
its Managing Member

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Authorized Signatory

PERSHING SQUARE GP, LLC

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member
FOUNDER
/s/ William A. Ackman
Name: William A. Ackman

PARTICIPANT

Ryan Israel

By:	/s/ Ryan Israel

PARTICIPANT

Anthony Massaro

By:	/s/ Anthony Massaro

PARTICIPANT

Ben Hakim

By:	/s/ Ben Hakim

PARTICIPANT

Charles Korn

By:	/s/ Charles Korn

PARTICIPANT

Anthony Asnes

By:	/s/ Anthony Asnes

PARTICIPANT

Halit Coussin

By:	/s/ Halit Coussin

PARTICIPANT

Michael Gonnella

By:	/s/ Michael Gonnella

PARTICIPANT

Ramy Saad

By:	/s/ Ramy Saad

PARTICIPANT

Amy Fung

By:	/s/ Amy Fung

Schedule A

Participant’s Name	Participating Profits Interest Percentage	Participating Profits Interests Points	Initial Grant Date	Class A Interests Recipient

[•]	[•]%	[•]	___/___/2___	[Yes/No]

Participant’s Contact Information for Notice:

[•]

Exhibit A

(See attached)

Exhibit A
FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE11

This Separation Agreement and General Release (this “Agreement”) confirms the following understandings and agreements among Pershing Square Capital Management, L.P., Pershing Square Partner Group, LLC, PS CompCo, LLC, Pershing Square GP, LLC and their respective affiliates and successors (collectively, the “Firm”) and [NAME] (hereinafter referred to as “you”, “your” or “yourself”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Amended and Restated Pershing Square Term Sheet for the Long-Term Incentive Compensation Plan, dated April 28, 2026 as amended from time to time, by and between you and the Firm (the “LTICP”).

1.          Separation Date. The Firm and you hereby agree that your status as an Active Participant (as defined in the LTICP), as amended from time to time, shall cease effective as of [DATE] (the “Separation Date”) and that after the Separation Date you shall not represent yourself as being an employee, officer, agent, representative or partner of the Firm for any purpose; provided, that you may disclose, if applicable, that you are a retired partner holding a limited partner interest entitling you to certain benefits with respect to the Firm. Your health coverage under the Firm’s group health plan terminates on (i) the 15th of the calendar month in which the Separation Date occurs, if such Separation Date is on or prior to the 15th of such month or (ii) the end of the calendar month in which the Separation Date occurs, if such Separation Date is on or after the 16th of such month. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents, if any, at your own expense, under the Firm’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). Information regarding COBRA coverage will be provided to you under separate cover. Irrespective of whether you sign this Agreement, you will retain any rights that you have to vested account balances as of the Separation Date, if any, under the TriNet Select 401(k) Plan and for any payments or benefits under any Firm plans that have vested according to the terms of those plans.

2.          Consideration. Following the Separation Date, and in exchange for your general release of all claims and compliance with all the other terms and conditions of this Agreement, you shall be entitled to the rights granted to you under the LTICP.12

3.          No Further Compensation or Distributions. Except as otherwise explicitly set forth in this Agreement or the LTICP (or, if applicable, the Second Amended and Restated Limited Liability Company Agreement of Pershing Square Partner Group, LLC, dated April 28, 2026, as amended from time to time (the “M Unit Terms”)),13 after the Separation Date you shall no longer be entitled to any further compensation, distributions or any monies from the Firm or any of its affiliates or to receive any of the benefits made available to you during your time as an Active Participant. You acknowledge and agree that the consideration set forth in Paragraph 2: (i) is in full discharge of any and all liabilities and obligations of the Firm to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Firm and/or any alleged understanding or arrangement between you and the Firm; and (ii) is in addition to any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Firm and/or any agreement between you and the Firm. Notwithstanding the foregoing, the Firm shall reimburse you for expenses incurred by you during your time as an Active Participant that are in accordance with applicable business expense policies or practices of the Firm, such reimbursement to be paid promptly after you submit appropriate documentation with respect thereto.

11 Note to Draft:  Form will be subject to applicable modifications based on subject Participant. Typical examples included in the following notes.

12 Note to Draft: Replace with “the Partnership Agreements” if applicable.

13 Note to Draft: Based on subject Participant, additional applicable exceptions may be added by the Firm.

Exhibit A
4.          Waiver and Release of Claims.

(a)          As used in this Agreement, the term “Claims” means any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise, whether known or unknown, by contract (express or implied), in tort, or pursuant to statute or otherwise, that you now have, ever have had, or will ever have based on, by reason of, or arising out of any event, occurrence, action, inaction, transaction, or thing of any kind or nature occurring prior to or on the date that you execute this Agreement, but shall not include any Excluded Claims (as defined below).

(b)           As used in this Agreement, the term “Group” means (i) the Firm and its direct and indirect parents, subsidiaries, affiliates and control persons, whether now existing or hereinafter formed, (ii) the present and former officers, directors, partners, members, shareholders, employees and agents and other representatives of each of the entities referred to in clause (i), in each case in both their individual and representative capacities, and (iii) the successors and assigns of each of the entities and people referred to in clauses (i) and (ii).

(c)          For and in consideration of the payments and benefits described in or referred to in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, you, for and on behalf of yourself and your estate, heirs, administrators, executors, assigns and other representatives (“Releasors”), hereby fully, irrevocably and forever release and discharge the Group from any and all Claims whatsoever, known or unknown, which you have or may have against the Group. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Group from any and all Claims, including, but not limited to, claims under: (i) the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990,14 Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Firm subject to the terms and conditions of such plan and applicable law, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, and the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act, 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a), each as amended; 15(ii) New York State Human Rights Law, New York City Human Rights Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Equal Pay Law, New York Nondiscrimination Against Genetic Disorders Law, New York Labor Law, New York Wage Hour and Wage Payment Laws, and New York Minimum Wage Law, each as amended; (iii) all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination; (iv) any other claim (whether based on federal, state, or local law, statutory or decisional, and/or principles of contract or tort law) relating to or arising out of your affiliation with the Firm, including but not limited to discrimination, harassment, hostile work environment, retaliation, breach of contract (express or implied), detrimental reliance, defamation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages, common law fraud, or fraudulent inducement; and (v) any claim for attorneys’ fees, costs, disbursements and/or the like.

14 Note to Draft: If applicable, add additional information for release to be effective in the event two or more employees over age 40 are being terminated concurrently.
15 Note to Draft:  If applicable, amend to state law applicable to subject Participant; in the event the applicable state is California, include additional provisions required by California law.

Exhibit A
(d)            You represent that, as of the Effective Date of this Agreement, you have not filed or permitted or caused to be filed against the Group, or any member or subset thereof, any charges, complaints or lawsuits regarding any acts or omissions occurring prior to your execution of this Agreement with any international, foreign, federal, state, city or local court, governmental agency or arbitration tribunal, except that this representation does not apply to any charges, actions, or proceedings before, or engaging in communications with any other regulatory (including self-regulatory), judicial, administrative, or other governmental agencies about possible fraud or other violations of law.

(e)           Nothing in this Agreement, including, without limitation, Paragraph 3 of this Agreement, shall be a waiver of: (i) Claims for enforcement of this Agreement and/or of the LTICP (and/or, if applicable, of the M Unit Terms);16 (ii) Claims that may first arise after the date on which you sign this Agreement; (iii) any rights you may have for unemployment insurance or workers’ compensation benefits; (iv) Claims or rights you may have under the indemnification agreement between you and the Firm dated [DATE] (the “Indemnification Agreement”); (v) Claims or rights you may have as an insured or beneficiary under any directors and officers insurance policy, to the extent you are named in any such policy; or (vi) any Claims or rights which cannot be waived by law (clauses (i) through (vi) collectively, the “Excluded Claims”).

16 Note to Draft: Based on subject Participant, additional applicable exceptions may be added by the Firm.

Exhibit A
(f)           You have the right under applicable law to certain protections for initiating communications with, providing information to, responding to any inquiries from, cooperating with or reporting possible violations of law or regulation to the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Securities Exchange Commission (“SEC”) and/or their Offices of the Whistleblower, as well as certain other governmental entities and self-regulatory authorities, filing a charge with or participating in an investigation conducted by any governmental entity or self-regulatory authority, and making statements or engaging in any other activities or conduct, in each case, protected by the National Labor Relations Act (collectively, “Permitted Activities”). Nothing in this Agreement is intended to prohibit you engaging in any Permitted Activities, and you may do so without disclosure to or permission from the Firm, or to require you to notify any member of the Group of a request for information from any governmental entity or self-regulatory authority that is not directed to the Group or of your decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. You recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Firm that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Group does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. The Firm may not retaliate against you for any of these activities. You agree to waive your right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the released Claims filed by you or anyone else on your behalf (whether involving a governmental entity or not); provided that nothing in this Agreement would require you to waive any monetary award or other payment that you might become entitled to from the CFTC, SEC or any other governmental entity or self-regulatory authority with respect to protected “whistleblower” activity.

(g)         Further, nothing in this Agreement precludes you from filing a charge or complaint with a federal, state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Firm in connection with any such charge or complaint that you file or is filed on your behalf, except as otherwise provided under this Agreement, including in Paragraph 4(f).

5.          Return of Property. You represent and warrant that as of the Separation Date, you have returned to the Firm all Firm property in your possession or custody or within your control, including, without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your time as an Active Participant, and that you will not retain any copies, duplicates, reproductions or excerpts thereof.

6.          No Disclosure. Except as otherwise provided under this Agreement, including in Paragraph 4(f), you agree to maintain the terms of this Agreement as confidential and to refrain from disclosing or making reference to its terms except as required by law or by a court of competent jurisdiction; provided, however, that you may disclose the terms of this Agreement (i) to your spouse, accountants, financial advisers and attorneys; provided that you instruct each of the foregoing not to disclose the same, or (ii) in order to enforce your rights under this Agreement or relating to any Excluded Claim (but only so long as it is in accordance with the terms of the applicable dispute resolution provisions, e.g., Paragraph 15 of this Agreement). Notwithstanding the foregoing, you may disclose your continuing obligations under this Agreement to potential and/or future employers or business partners. This Paragraph 6 shall cease to apply with respect to any portion of this Agreement that is made public by the Firm pursuant to applicable public company disclosure obligations.

Exhibit A
7.          Cooperation. You agree to cooperate fully and make yourself reasonably available to the Firm (and its representatives and advisors) in the event that the Firm seeks your assistance with respect to any internal or external dispute, controversy, inquiry, investigation, action, arbitration or proceeding. The Firm shall reimburse reasonable out of pocket expenses incurred by you in connection with your compliance with this Paragraph 7, subject to receipt of satisfactory documentation of such expense.

8.          Compliance Forms. You agree to complete and submit certain compliance forms through the Firm’s compliance software platform within ten (10) days of the Separation Date as directed by a representative of the Firm.

9.          Code Section 409A.  To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to you under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”). If the parties reasonably determine that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent that any provision in this Agreement must be modified to comply with Section 409A in any respect, such provision will be read or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A, while endeavoring to maintain to the greatest extent reasonably its intended economic benefits. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

10.          Additional Representations and Warranties. You represent and warrant to the Firm, as of the Effective Date, as follows:

(a)          This Agreement constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and the execution, delivery, and performance of this Agreement by you does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which you are a party or any judgment, order, or decree to which you are subject.

(b)            No person related to the Firm has made any representation or warranty, express or implied, as to the future performance of the Firm or the present or future value of the interests held pursuant to the LTICP (and/or, if applicable, the M Unit Terms).17

17 Note to Draft: Based on subject Participant, additional applicable exceptions may be added by the Firm.

Exhibit A
(c)            To the best of your knowledge, as of the Separation Date, you are in compliance with the notification provisions of Sections 9.2.1 (“Termination with Cause”) and 9.2.2 (“Notification of Events that may Lead to Cause”) of the LTICP.

(d)            You have not assigned or transferred, or purported to have assigned or transferred to any entity or person, any Claim or cause of action released in Paragraph 4 of this Agreement, or any amount of money related thereto.

11.         Specific Enforcement. The Firm shall be entitled to have the provisions of Paragraphs 4, 5, 6 and 7 hereof specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Firm and that money damages will not provide an adequate remedy to the Firm.

12.         Severability and Modification. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13.        No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Firm or any other member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

14.       Counterparts. This Agreement may be executed in counterparts, whether by original signature or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.        Arbitration. The parties to this Agreement agree that in the event of any dispute between the parties arising out of or relating to this Agreement or its breach, such dispute shall be submitted to and decided in accordance with the dispute resolution provisions of the LTICP, including, for the avoidance of doubt, Section 28.4 (“Waiver of Jury Trial”) of the LTICP.

16.        Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws or choice of law of the State of Delaware or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of Delaware.

17.        Knowing and Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement, which includes a release of claims under the Age Discrimination in Employment Act, in its entirety; (b) have had an opportunity to consider it for at least twenty-one (21) days; (c) are hereby advised by the Firm in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

Exhibit A
18.         Entire Agreement. The terms contained in this Agreement, the LTICP and the Indemnification Agreement (and, if applicable, the M Unit Terms)18 (in each case subject to the superseding provisions of this Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment, modification or waiver of any provision of this Agreement shall be valid or binding upon the parties unless in writing and signed by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement may not be assigned by you without the prior written consent of the Firm. In the event of any conflict between the terms of the LTICP and the terms of this Agreement, the terms of this Agreement shall control.

19.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

20.         No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.      Headings. The headings used in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption of any other rule requiring construction against the party causing this Agreement to be drafted.

22.        Effective Date. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Firm’s Chief Legal Officer at 787 Eleventh Avenue, 9th Floor, New York, New York 10019 on or before 21 days after receipt. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Firm’s Chief Legal Officer at the address set forth above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If you do not accept this Agreement as set forth above, or if you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Firm to provide the payments referred to in Paragraph 2 above, shall be deemed automatically null and void.

18 Note to Draft: Based on subject Participant, additional applicable exceptions may be added by the Firm.

Exhibit A
[signature page follows]

Exhibit A
IN WITNESS WHEREOF, this Agreement has been
signed by or on behalf of the parties
on this ___ day of [DATE].

PERSHING SQUARE MANAGEMENT, LLC
on behalf of itself and its Affiliates

By:

Name:

Title:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By: PSCM GP, LLC, its General Partner

By:

Name:

Title:

PERSHING SQUARE GP, LLC

By:

Name:

Title:

Agreed to and Accepted by:

[PARTICIPANT]

Date: